AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                         BANKERS INSURANCE GROUP, INC.

                           BANKERS INSURANCE COMPANY

                      BANKERS SECURITY INSURANCE COMPANY


                        BANKERS MANAGEMENT CORPORATION,

                                      AND

                  INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.


                          DATED AS OF AUGUST 15, 2002


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                                            TABLE OF CONTENTS

ARTICLE I THE OFFER.................................................................................2
         Section 1.01      The Offer................................................................2
         Section 1.02      Company Action...........................................................4

ARTICLE II THE MERGER...............................................................................6
         Section 2.01      The Merger...............................................................6
         Section 2.02      Articles Of Incorporation; By-Laws; Officers And Directors...............6
         Section 2.03      Conversion of Shares.....................................................7
         Section 2.04      Dissenting Shares........................................................7
         Section 2.05      Exchange of Certificates.................................................8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................10
         Section 3.01      Capitalization..........................................................10
         Section 3.02      Authorization...........................................................11
         Section 3.03      Governmental Authorization; Non-Contravention...........................11
         Section 3.04      SEC Reports.............................................................11
         Section 3.05      Absence of Certain Changes..............................................12
         Section 3.06      No Undisclosed Material Liabilities.....................................12
         Section 3.07      Litigation..............................................................13
         Section 3.08      Compliance With Applicable Laws.........................................13
         Section 3.09      Brokers and Finders.....................................................14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BANKERS AND ACQUISITION SUBSIDIARY....................14
         Section 4.01      Corporate Existence.....................................................14
         Section 4.02      Corporate Authorization.................................................14
         Section 4.03      Acquisition Subsidiary's Ownership and Operations.......................14
         Section 4.04      Governmental Authorization; Non-Contravention...........................15
         Section 4.05      Brokers and Finders.....................................................15
         Section 4.06      Interests in the Company................................................15

ARTICLE V CERTAIN COVENANTS AND AGREEMENTS.........................................................16
         Section 5.01      Conduct Of Business.....................................................16
         Section 5.02      Announcement............................................................17
         Section 5.03      Notification of Certain Matters.........................................17
         Section 5.04      Directors' and Officers' Indemnification................................18
         Section 5.05      Access..................................................................18
         Section 5.06      Resignation of Directors................................................19
         Section 5.07      No Tender of Bankers' Shares............................................19
         Section 5.08      Loan....................................................................19
         Section 5.09      Bankers Static Interest.................................................19
         Section 5.10      Stock Options...........................................................20

ARTICLE VI CONDITIONS PRECEDENT....................................................................20
         Section 6.01      Conditions to Each Party's Obligation to Effect the Merger..............20

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER......................................................21
         Section 7.01      Termination.............................................................21
         Section 7.02      Effect of Termination...................................................22
         Section 7.03      Amendment...............................................................22

ARTICLE VIII MISCELLANEOUS.........................................................................23
         Section 8.01      Nonsurvival of Representations and Warranties...........................23
         Section 8.02      Expenses................................................................23
         Section 8.03      Applicable Law..........................................................23
         Section 8.04      Notices.................................................................23
         Section 8.05      Entire Agreement........................................................25
         Section 8.06      Assignment..............................................................25
         Section 8.07      Headings................................................................25
         Section 8.08      Counterparts............................................................25
         Section 8.09      No Third Party Beneficiaries............................................25
         Section 8.10      Severability; Enforcement...............................................25
         Section 8.11      Certain Definitions.....................................................26
         Section 8.12      Interpretation..........................................................26

Annex A

Annex B Loan Documents

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                         AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated as of August 15, 2002 (the "Agreement") by and among Bankers Insurance Group, Inc., a Florida corporation ("BIG"), Bankers Insurance Company, a Florida corporation ("BIC"), Bankers Security Insurance Company, a Florida corporation ("BSIC," and together with BIG and BIC, "Bankers"), Bankers Management Corporation, a Florida corporation, ("Acquisition Subsidiary"), all of whose capital stock is owned by BIC and BSIC, and Insurance Management Solutions Group, Inc., a Florida corporation (the "Company").

         WHEREAS, the Company has issued and outstanding 12,276,063 shares of common stock, par value $0.01 per share (the "Company Common Stock" or "Shares"); and

         WHEREAS, BIC and BSIC own 8,349,884 Shares, representing approximately 68% of the outstanding Company Common Stock, hereinafter referred to as the "Bankers Shares"; and

         WHEREAS, it is proposed that the Company make a cash tender offer (the "Offer") in compliance with the applicable provisions of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), to acquire all of the issued and outstanding shares of the Company Common Stock for $3.08 per Share (such amount, or any greater amount per share paid pursuant to the Offer, being referred to as the "Per Share Amount") net to the seller in cash, upon the terms and subject to the conditions of this Agreement. The Offer will be followed by a merger of Acquisition Subsidiary with and into the Company, pursuant to which each then-issued and outstanding Share not beneficially owned by Bankers or Acquisition Subsidiary will be converted into the right to receive the Per Share Amount, upon the terms and subject to the conditions provided in this Agreement; and

         WHEREAS, the Board of Directors of the Company, upon recommendation of a committee comprised of the four independent directors of the Company's Board of Directors (the "Special Committee"), has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of the Shares other than BIC and BSIC (the "Public Shareholders"), and has determined that the Offer and Merger are advisable and in the best interests of the Public Shareholders and has unanimously voted (i) to recommend that the Public Shareholders accept the Offer and tender their Shares pursuant to the Offer and (ii) to approve the merger of Acquisition Subsidiary with and into the Company, with the Company being the surviving corporation, in accordance with the Florida Business Corporation Act (the "FBCA") following consummation of the Offer (the "Merger"); and

         WHEREAS, as consideration for Bankers' support of the Offer and the Merger and Bankers agreement not to tender the Bankers Shares in response to the Offer to purchase, upon execution of this Agreement the Company will loan seven million dollars ($7,000,000) to BIG, pursuant to the terms of the documents attached as Annex B hereto;

         NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I
                                   THE OFFER

Section 1.01      The Offer.

         (a) Unless this Agreement has been terminated in accordance with
Article VII, the Company shall use commercially reasonable efforts (i) to complete and file the Offer Documents, as defined below, and commence (within the meaning of Rule 13e-4 promulgated under the Exchange Act) the Offer to acquire any and all Shares at the Per Share Amount, and (ii) to cause the Offer Documents to be disseminated to holders of shares. Subject to the Company's right to extend the offer as herein provided, the Offer shall be scheduled to expire at 5:00 p.m., New York City time on the 21st business day following commencement of the Offer (the "Initial Expiration Date").

         Unless this Agreement has been terminated by the Company in accordance with Article VII, upon the filing of the Offer Documents as set forth above the Company shall use commercially reasonable efforts to consummate the Offer in accordance with its terms (except as otherwise permitted by the terms of the Offer) and to accept for payment Shares tendered pursuant to the Offer as soon as legally permitted to do so under applicable law and shall pay for tendered Shares as soon as practical, subject to:

                (i) the condition that pursuant to the Offer, there shall have been validly tendered and not withdrawn before the Offer expires (after all extensions thereof) the number of shares of Company Common Stock which constitutes at least a majority of the outstanding shares of Company Common Stock other than the Bankers Shares (the "Minimum Condition"); and

                (ii) the other conditions set forth in Annex A to this Agreement.

         None of the foregoing conditions shall be waived by the Company without the written consent of Bankers.

         (b) The Offer shall be made by means of the Offer to Purchase (as defined below) and shall be subject to the Minimum Condition and the other conditions set forth in Annex A to this Agreement, and shall reflect, as appropriate, the other terms set forth in this Agreement and shall include the information specified in Section 607.1104 of the FBCA. The Company reserves the right to increase the amount it offers to pay per Share in the Offer with the prior written consent of Bankers and to extend the Offer to the extent required by law in connection with such an increase. Without the prior written consent of the Special Committee and Bankers, the Company will not:

                (i) decrease the Per Share Amount;

                (ii) change the number of Shares to be purchased in the Offer;

                (iii) change the form of the consideration payable in the Offer;

                (iv) amend or waive the Minimum Condition; or

                (v) make any other change in the terms or conditions of the Offer which is materially adverse to the holders of Shares (other than Bankers and its Affiliates).

         (c) If, on the Initial Expiration Date, all conditions to the Offer will not have been satisfied or waived, the Company may, from time to time, extend the expiration date; provided, however, that the Offer shall not be extended beyond December 31, 2002 without the prior written consent of Bankers; provided, however, if the Offer has not been consummated by December 31, 2002 because of an order or injunction issued by a governmental entity or court of law, the Offer may be extended by the Company until January 31, 2003 without the prior written consent of Bankers.

         The Per Share Amount shall, subject to any applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer.

         (d) As soon as reasonably practicable on the date of commencement of the Offer, the Company shall file with the Securities and Exchange Commission (the "SEC") a combined Schedule TO and Schedule 13E-3 under cover of Schedule TO. (The combined Schedule TO and Schedule 13E-3, together with all exhibits and amendments, is collectively referred to as "Schedule TO.")

         The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and the form of the related letter of transmittal (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Each of the Offer Documents shall be approved by Bankers prior to their filing with the SEC (which approval shall not be unreasonably withheld, conditioned, or delayed).

         The Company agrees that the Offer Documents shall comply as to form in all material respects with the Exchange Act and the Offer Documents, on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall promptly correct any information in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and the Offer Documents as so amended or supplemented to be disseminated to the Company's shareholders, in each case as and to the extent required by applicable federal securities laws.

         Bankers hereby, agrees that it shall cooperate and shall cause its counsel to cooperate with the Company and its counsel in the preparation of the Offer Documents and in obtaining any clearances, consents or approvals thereof under applicable law. Bankers shall, upon the request of the Company, promptly provide the Company or its counsel with all documentation and information regarding Bankers or its Affiliates, reasonably requested by the Company in connection with the Offer Documents. Bankers hereby agrees that all such documentation provided to the Company or its counsel will be true, correct and complete, when provided and Bankers agrees that it will promptly correct any information or documentation provided to the Company or its counsel, to the extent it is no longer true, correct or complete.

         Anything herein to the contrary notwithstanding, the Company shall have no responsibility for the truth, accuracy or completeness of any information regarding or provide by Bankers or its Affiliates.

         Bankers, the Special Committee and each of their respective counsel shall be given the reasonable opportunity to review and comment on the Offer Documents and any amendments to the Offer Documents before they are filed with the SEC. The Company shall provide Bankers and the Special Committee and their respective counsel with a copy of any written comments or telephonic notification of any oral comments from the SEC or its staff with respect to the Offer Documents promptly after the comments are received.

Section 1.02      Company Action.

         The Company represents that:

         (a) the Special Committee at its meeting duly called and held on August 15, 2002, by the unanimous vote of its members present and voting:

                (i) determined that the Offer and the Merger are advisable, fair to and in the best interests of the Public Shareholders;

                (ii) approved the terms of this Agreement and the transactions contemplated hereby as they relate to the Public Shareholders and unanimously agreed to recommend that the Board of Directors of the Company approve and authorize this Agreement and the transactions contemplated hereby; and

                (iii) resolved to recommend that the Public Shareholders accept the Offer and tender their Shares pursuant to the Offer; provided that such recommendation may be withdrawn, modified or amended if the Special Committee determines in good faith after consultation with independent legal counsel that its failure to take such action would violate its fiduciary duties under applicable law; and

         (b) The Board of Directors of the Company at its meeting duly called and held on August 15, 2002, by unanimous vote of the directors present and voting:

                (i) determined that the Offer and the Merger are advisable, fair to and in the best interest of the Public Shareholders;

                (ii) approved this Agreement and the transactions contemplated hereby; and

                (iii) resolved to recommend that the Public Shareholders accept the Offer and tender their Shares pursuant to the Offer; provided that such recommendation may be withdrawn, modified or amended to the extent the Board of Directors, upon recommendation of the Special Committee, determines in good faith after consultation with independent legal counsel that its failure to take such action would violate the fiduciary duties of the Board of Directors under applicable law.

         (c) Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (the "Advisor") has delivered to the Special Committee a written opinion that, based on, and subject to, the various assumptions and qualifications set forth in that opinion, as of the date of this Agreement, the consideration to be received by the holders of Shares (other than Bankers and Acquisition Subsidiary) pursuant to the Offer and the Merger is fair to such holders from a financial point of view. A copy of the opinion has been provided to Bankers, and the Company has been authorized by the Advisor to include the opinion in its entirety, in the Offer Documents; provided, however that any description of the content of the opinion shall be approved by the Advisor, which approval will not be unreasonably withheld.


                                  ARTICLE II
                                  THE MERGER

Section 2.01      The Merger.

         As soon as practical after the satisfaction of the conditions provided in Article VI, the parties hereto shall take all necessary and appropriate action to cause the Merger to be effective in accordance with
Section 607.1104 of the FBCA.

         The parties shall file with the Department of State of the State of Florida, articles of merger (the "Articles of Merger") executed in accordance with the relevant provisions of the FBCA and shall make all other filings or recordings required under the FBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Department of State of the State of Florida or at such other time as is permissible under the FBCA and as Bankers and the Company shall agree and as specified in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

Section 2.02      Articles Of Incorporation; By-Laws; Officers And Directors.

         Pursuant to the Merger:

         (a) the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and By-laws of the surviving corporation following the Merger until thereafter changed or amended as provided therein and with applicable law;

         (b) the directors of Acquisition Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation following the Merger and until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified; and

         (c) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified.

Section 2.03      Conversion of Shares.

         As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Bankers, Acquisition Subsidiary or the holders of any Shares:

         (a) Shares of Acquisition Subsidiary. Each share of common stock of Acquisition Subsidiary which is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation;

         (b) Capital Stock of the Company. Subject to Sections 2.03(c) and 2.04, (i) each share of the Company Common Stock which is issued and outstanding immediately prior to the Effective Time shall be converted into and become a right to receive the Per Share Amount in cash and shall automatically be canceled and retired and shall cease to exist; and (ii) each holder of a certificate representing any such shares of the Company Common Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect to such shares, except the right to receive the Per Share Amount allocable to the shares represented by such certificate upon surrender of such certificate in accordance with Section 2.06.

         (c) Cancellation of Treasury Stock and Bankers-Owned Stock. Any shares of the Company Common Stock that are owned immediately prior to the Effective Time by the Company as treasury stock and each of the Bankers Shares shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such shares. Each holder of a certificate representing any such shares shall cease to have any rights with respect to such shares.

Section 2.04      Dissenting Shares.

         (a) Stockholders who own Shares immediately before the Effective Time who comply with the requirements of Section 607.1320 of the FBCA regarding the rights of dissenting shareholders shall be entitled to be paid the fair value of the shares as determined under the procedures set forth in Section 607.1320 of the FBCA.

         (b) Notwithstanding anything in this Agreement to the contrary, shares of the Company Common Stock outstanding immediately prior to the Effective Time and which are held by a shareholder who has properly exercised appraisal rights thereto in accordance with Section 607.1320 of the FBCA ("Dissenting Shares"), shall not be converted into a right to receive the Per Share Amount, unless such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal, if any. If, after the Effective Time, such holder fails to perfect or withdraws or loses any such right to appraisal, each such share of such holder shall be treated as a share that had been converted as of the Effective Time into the right to receive the Per Share Amount, without interest, in accordance with Section 2.03(b). The Company shall give Bankers:

                (i) prompt notice of any demands for appraisal of any shares of the Company Common Stock received by the Company; and

                (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Bankers, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

         (c) Bankers shall not, and shall cause its Affiliates and Subsidiaries not, to exercise appraisal rights with respect to any of the Bankers Shares.

Section 2.05      Exchange of Certificates.

         (a) Exchange Agent. Prior to the Effective Time, the Company shall designate an entity to act as exchange agent (the "Exchange Agent") for the payment of the Per Share Amount for the holders of the Shares. As of the Effective Time, Company shall have deposited with the Exchange Agent, for the benefit of the holders of shares of the Company Common Stock, for exchange in accordance with this Section 2.06, the aggregate amount of cash payable pursuant to Section 2.03(b) hereof in exchange for outstanding shares of the Company Common Stock and (the "Exchange Fund").

         (b) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of the Company Common Stock whose shares were converted into the right to receive cash pursuant to Section 2.03(b) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing such shares of the Company Common Stock shall pass, only upon delivery of the certificates representing such shares of the Company Common Stock to the Exchange Agent and shall be in such form and have such other provisions as the Exchange Agent may reasonably specify), and instructions for use in effecting the surrender of the certificates representing such shares of the Company Common Stock, in exchange for the Per Share Amount. Upon surrender to the Exchange Agent of a certificate or certificates representing shares of the Company Common Stock and acceptance thereof by the Exchange Agent, the holder thereof shall be entitled to the amount of cash into which the number of shares of the Company Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of the Company Common Stock and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of the Per Share Amount allocable to the shares of the Company Common Stock represented by such certificate or certificates to the record holder. If any Per Share Amount is to be remitted to a name other than that in which the certificate for the Company Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the payment of the Per Share Amount to a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that the tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.06, each certificate for shares of the Company Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Per Share Amount allocable to the shares represented by such certificates contemplated by Section 2.03(b). No interest will be paid or will accrue on any amount payable as a Per Share Amount. Subject to completion of the documentation referred to above, the Per Share Amount shall be paid at the Effective Time to holders of the Company Common Stock.

         (c) No Further Ownership Rights in the Company Stock. The Per Share Amount paid upon the surrender for exchange of certificates representing shares of the Company Common Stock in accordance with the terms of this
Section 2.06 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of the Company Common Stock represented by such certificates.

         (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) which remains undistributed to the holders of the certificates representing shares of the Company Common Stock for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of shares of the Company Common Stock prior to the Merger who have not theretofore complied with this Section 2.06 shall thereafter look only to the Surviving Corporation and Bankers and only as general creditors thereof for payment of their claim for the Per Share Amount to which they may be entitled.

         (e) No Liability. No party to this Agreement shall be liable to any Person (as hereinafter defined) in respect of any amount from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (f) Lost Certificates. In the event any certificate or certificates representing shares of the Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or certificates to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Per Share Amount deliverable in respect thereof as determined in accordance with this Section 2.06, provided that the Person to whom the Per Share Amount is paid shall, as a condition precedent to payment, indemnify Bankers in an agreement reasonably satisfactory to it against any claim that may be made against Bankers or the Company with respect to the certificate claimed to have been lost, stolen or destroyed.


                                 ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Bankers and Acquisition Company as follows:

Section 3.01      Capitalization.

         The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock (par value $0.01) and 20,000,000 shares of preferred stock (par value $0.01). As of the close of business on August 14, 2002 (i) there were outstanding 12,276,063 shares of Company Common Stock,
(ii) no shares of the Company Common Stock were held in the Company's treasury, (iii) no shares of the Company preferred stock were outstanding and
(iv) 454,750 shares of Company Common Stock were subject to outstanding options to purchase Company Common Stock ("Company Stock Options"). Except as set forth above, as of this date of the Agreement, no shares of capital stock or other voting securities of the Company were outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except for the Company Stock Options there are no outstanding options, warrants or other rights to acquire from the Company, and no preemptive or similar rights, subscription or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the capital stock of the Company, obligating the Company to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment. The Company has delivered to Bankers a complete and accurate list of all outstanding Company Stock Options including the names of persons holding such options, the number of options held by each person and the grant date and exercise price for each such option. No options to purchase Company Common Stock will be granted by the Company after the date of this Agreement.

Section 3.02      Authorization.

         The Company has all requisite corporate power and authority to enter into this Agreement to carry out its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Bankers and Acquisition Subsidiary, constitutes the valid and binding obligation of the Company, enforceable against the Company except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

Section 3.03      Governmental Authorization; Non-Contravention.

         The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of the Articles of Merger in connection with the Merger in accordance with FBCA, (b) applicable requirements under the Exchange Act and (c) other actions or filings which if not taken or made would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company or prevent or materially delay the Company's consummation of the Offer or Merger. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not contravene or conflict with the amended and restated articles of incorporation or by-laws of the Company, or, except as would not be reasonably likely to have a Material Adverse Effect, (a) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries, (b) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, contract, lease or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries, or (c) result in the creation or imposition of any lien or encumbrance on any asset of the Company or any of its Subsidiaries.

Section 3.04      SEC Reports.

         The Company has filed all reports and schedules required to be filed with the SEC since January 1, 2001 (collectively the "SEC Documents"). As of its respective date, each SEC Document complied in all material respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company, the unaudited interim financial statements included in the SEC Documents and the draft balance sheet as at June 30, 2002, and the statement of operations and cash flows for the period then ended provided to Bankers on the date hereof, complied as to form in all material respects with applicable accounting requirements and published rules and regulations of the SEC with respect thereto, and fairly present the financial condition and the results of operations, changes in stockholders' equity and cash flows of the Company and the consolidated Company Subsidiaries as at the respective dates and for the periods referred to in such financial statements, all in accordance with United States generally accepted accounting principles applied on a basis consistent with prior periods, subject in the case of interim statements to normal recurring year-end adjustments that have not been and are not likely to be material in amount, and the absence of notes.

Section 3.05      Absence of Certain Changes.

         Since June 30, 2002 there has not been any event, occurrence or development which individually or in the aggregate, has had, or would reasonably be likely to have, a Material Adverse Effect (other than events, occurrences or developments related directly or indirectly to Bankers or its Affiliates). Since June 30, 2002, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practice. The activities of the Special Committee in the review of strategic alternatives for the Company and the transactions contemplated by this Agreement shall be considered exceptions to this representation and warranty.

Section 3.06      No Undisclosed Material Liabilities.

         There are no liabilities of the Company or any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

         (a) liabilities disclosed or provided for in the balance sheet as at June 30, 2002 thereto;

         (b) liabilities incurred since June 30, 2002 in the ordinary course of business consistent with past practice;

         (c) liabilities disclosed in the SEC Documents filed prior to the date of this Agreement;

         (d) liabilities under contracts entered into in the ordinary course of business consistent with past practice;

         (e) liabilities related to the review, negotiation, approval or performance of this Agreement and the actions contemplated hereby; and

         (f) liabilities relating to transactions with Bankers and its Affiliates.

Section 3.07      Litigation.

         As of the date hereof, there is no action, suit, investigation or proceeding (except any active suit, investigation or proceeding caused by or relating to Bankers) pending against, or to the knowledge of any of the Executive Officers of the Company threatened against or affecting, the Company or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors which, if adversely determined, would individually or in the aggregate be reasonably likely to have a Material Adverse Effect.

Section 3.08      Compliance With Applicable Laws.

         (a) The Company and its Subsidiaries have, since June 30, 2002 conducted their business and operations in compliance with all applicable Laws except for any failures to be in compliance that, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect.

         (b) Neither the Company nor any Subsidiary has failed to obtain and, where applicable renew, any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which failure would, individually, or in the aggregate, reasonably be likely to have a Material Adverse Effect, and, after giving effect to the transactions contemplated hereby, all such licenses, permits, franchises and other governmental authorizations will continue to be valid and in full force and effect except where the failure to be valid and in full force and effect (i) would not individually or in the aggregate, be reasonably likely to have a Material Adverse Effect or (ii) relates directly or indirectly to Bankers or its Affiliates.

Section 3.09      Brokers and Finders.

         Other than Advisor, the Company has not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof. The Company shall pay any fees due to Advisor.


                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES
                     OF BANKERS AND ACQUISITION SUBSIDIARY

         Each of Bankers (for purposes of these representations and warranties, Bankers meaning each of BIG, BIC and BSIC individually) and Acquisition Subsidiary hereby represents and warrants, jointly and severally, to the Company as follows:

Section 4.01      Corporate Existence.

         Bankers and Acquisition Subsidiary are corporations duly incorporated, validly existing and in good standing under the laws of the State of Florida.

Section 4.02      Corporate Authorization.

         Bankers and Acquisition Subsidiary each has all requisite corporate power and authority to enter into this Agreement to carry out its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Bankers and Acquisition Subsidiary. This Agreement has been duly executed and delivered by each of Bankers and Acquisition Subsidiary and assuming the due authorization, execution and delivery hereof by the Company, constitutes the valid and binding obligation of Bankers and Acquisition Subsidiary enforceable against Bankers and Acquisition Subsidiary except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

Section 4.03      Acquisition Subsidiary's Ownership and Operations.

         All of the issued and outstanding shares of Acquisition Subsidiary are owned by BIC and BSIC. Acquisition Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with such transactions.

Section 4.04      Governmental Authorization; Non-Contravention.

         The execution, delivery and performance by Bankers and Acquisition Subsidiary of this Agreement and the consummation by Bankers and Acquisition Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of the Articles of Merger in connection with the Merger in accordance with FBCA, (b) applicable requirements under the Exchange Act and (c) other actions or filings which if not taken or made would not, individually or in the aggregate, prevent or materially delay the consummation of the Offer or Bankers' and Acquisition Subsidiary's consummation of the Merger. The execution, delivery and performance by Bankers and Acquisition Subsidiary of this Agreement and the consummation by Bankers and Acquisition Subsidiary of the transactions contemplated hereby do not and will not (a) contravene or conflict with the restated articles of incorporation or by-laws of Bankers or Acquisition Subsidiary, (b) contravene or conflict with or constitute a violation of any provision of any material Law binding upon or applicable to Bankers and Acquisition Subsidiary or any of their Subsidiaries, (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Bankers or Acquisition Subsidiary or to a loss of any benefit to which Bankers or Acquisition Subsidiary is entitled under any provision of any material agreement, contract, lease or other instrument binding upon Bankers or Acquisition Subsidiary or any of their Subsidiaries or any material license, franchise, permit or other similar authorization held by Bankers or Acquisition Subsidiary or any of their Subsidiaries, or (d) result in the creation or imposition of any material lien or encumbrance on any asset of Bankers or Acquisition Subsidiary or any of their Subsidiaries.

Section 4.05      Brokers and Finders.

         Neither Bankers nor Acquisition Subsidiary has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

Section 4.06      Interests in the Company.

         BIC and BISC own the Bankers Shares. No other corporate affiliate of Bankers owns shares of Company Common Stock.


                                  ARTICLE V
                       CERTAIN COVENANTS AND AGREEMENTS

Section 5.01      Conduct Of Business.

         From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the termination of this Agreement in accordance with
Article VII hereof, except as otherwise expressly contemplated by this Agreement or consented to in writing by Bankers:

         (a) the Company and each of the Subsidiaries shall operate the businesses conducted by them in the ordinary and usual course and shall use their commercially reasonable efforts to preserve intact their present business organizations and use commercially reasonable efforts to preserve their relationships with material customers and suppliers;

         (b) the Company shall not, and shall not permit any Subsidiary to:

                (i) change any of the accounting principles or practices used by it, except as may be required as a result of a change in law or in generally accepted accounting principles;

                (ii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) the payment, discharge, or satisfaction in the ordinary course of business and consistent with past practice,
         (B) payment of any liabilities recorded on the balance sheet as of June 30, 2002, (C) payment of reasonable expenses incurred in connection with activities of the Special Committee and with the Offer and the Merger and (D) payment of amounts paid to resolve the class action lawsuits currently pending against the Company consolidated under Case No. 8:00-CV-2013-T-26MAP; provided, however, that Bankers will not unreasonably withhold, delay or condition its consent to any actions proposed to be taken by the Company which would otherwise be prohibited by this clause (ii);

                (iii) issue any shares of its Company Common Stock or its preferred stock except pursuant to Company Stock Options outstanding as of the date of this Agreement; or

                (iv) amend either its articles of incorporation or by-laws;

         (c) except for actions made in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any Subsidiary to increase the compensation of its directors, officers or employees, pay any bonus, grant any option to purchase any Company Common Stock, grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or other employee of the Company or any Subsidiary, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, materially change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan, or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as may be required by law or contractual commitments which are existing as of the date of this Agreement;

         (d) except for such actions as may be required by law, the Company shall not, and shall not permit any Subsidiary to, take any action that will result in any of the representations and warranties of the Company set forth in Section 1.02 and Article III of this Agreement becoming untrue or and, except for actions as may be required by law, neither Bankers (or its Affiliates) or the Company will take any action which will result in any of the conditions to the Merger set forth in Article VI not being satisfied.

Section 5.02      Announcement.

         Neither the Company, on the one hand, nor Bankers or Acquisition Subsidiary, on the other hand, shall issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or stock exchange regulation. Notwithstanding anything in this Section 5.02 to the contrary, Bankers, Acquisition Subsidiary and the Company will, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to this Agreement and the transactions contemplated hereby whether or not required by Law.

Section 5.03      Notification of Certain Matters.

         The Company shall give prompt notice to Bankers, and Bankers shall give prompt notice to the Company, of:

         (a) the occurrence or nonoccurrence of any event the occurrence, or nonoccurrence, of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time; and

         (b) any material failure of the Company or Bankers, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided that the delivery of any notice pursuant to this Section 5.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.04      Directors' and Officers' Indemnification.

         (a) Bankers shall cause the articles of incorporation and the by-laws of the Surviving Corporation to contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's restated articles of incorporation and by-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of seven years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law. Bankers hereby guarantees the payment obligations of the Surviving Corporation arising from the indemnification and exculpation provisions referred to in the preceding sentence.

         (b) Bankers or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance covering claims relating to actions taken or omitted prior to the Effective Time for a period of not less than four years after the Effective Time; provided that Bankers may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable in the aggregate to the former directors or officers of the Company to which such insurance applies; provided, further, that in no event shall the Company be required to pay in the third and fourth years after the Effective Time aggregate premiums for insurance under this
Section 5.04(b) in the third and fourth years after the Effective Time in excess of 200% of the aggregate premiums paid by the Company for the second year after the Effective Time on an annualized basis for such purpose; and provided, further, that if Bankers or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 5.04(b) for such aggregate premium, Bankers or the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium not in excess of 200% of the aggregate premiums paid by the Company for the second year after the Effective Time on an annualized basis for such purpose.

Section 5.05      Access.

         Between the date of this Agreement and the Effective Time, the Company shall (and shall cause each of the Subsidiaries to) afford the officers, employees, accountants, counsel, financing sources and other representatives of Bankers, reasonable access to all of its properties, books, contracts, commitments and records and during such period the Company shall (and shall cause each of the Subsidiaries to) furnish promptly to Bankers:

         (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws; and

         (b) all other information concerning its business, properties and personnel as Bankers may reasonably request.

Section 5.06      Resignation of Directors.

         Prior to the Effective Time, the Company shall cause each member of its Board of Directors to execute and deliver a letter effectuating his or her resignation as a director of such Board effective immediately prior to the Effective Time.

Section 5.07      No Tender of Bankers' Shares.

         Bankers shall not, and shall cause its Affiliates and Subsidiaries (including, but not limited to Acquisition Subsidiary) not to, tender any of the Bankers Shares in response to the Offer to Purchase.

Section 5.08      Loan.

         If requested by BIG, pursuant to the terms of the Loan Document, no later than three business days from the date of this Agreement, the Company shall loan and advance to BIG and/or Bankers Underwriters, Inc., a wholly owned subsidiary of BIG ("BUI"), Seven Million Dollars ($7,000,000) in immediately available funds to an account designated by BIG, provided that BIG and BUI shall have executed and delivered to the Company (i) a Credit and Security Agreement; (ii) a Revolving Line of Credit Master Promissory Note (the "Note"); and (iii) a Collateral Assignment of Flood Book (the "Collateral Assignment"), all in substantially the form attached hereto as Annex B together with such related instruments and documentation as the Company shall reasonably require (collectively, the "Loan Documents"). As security for payment of the Note, BIG shall have caused BUI to grant to the Company a first priority security interest in all of its flood insurance agency contracts pursuant to the terms of the Collateral Assignment.

Section 5.09      Bankers Static Interest.

         Bankers and Acquisition Subsidiary hereby agree that from the date hereof through the earlier of (i) the Effective Time, or (ii) the termination of this Agreement in accordance with Article VII hereof, neither Bankers, Acquisition Subsidiary nor their respective Affiliates or Subsidiaries will:

         (a) acquire, purchase or otherwise become the owner of the Company Common Stock other than the Bankers Shares;

         (b) give, sell, transfer or otherwise dispose of any of the Bankers Shares; or

         (c) pledge any of the Bankers Shares, unless it shall have secured the agreement of the party to whom such shares have been pledged not to tender any of the Bankers Shares in response to the Offer to Purchase.

Section 5.10      Stock Options.

         The Company shall, within three business days from the date of this Agreement, obtain and deliver to Bankers consents of all of its Executive Officers and directors to the cancellation of all outstanding options to purchase Company Common Stock which they hold. If requested by Bankers, the Company shall use all commercially reasonable efforts to obtain consents of employees specified by Bankers to the cancellation of their outstanding options to purchase Company Common Stock within such period of time as may be reasonably requested by Bankers. The foregoing consents shall be in a form which is reasonably satisfactory to Bankers.


                                  ARTICLE VI
                             CONDITIONS PRECEDENT

Section 6.01      Conditions to Each Party's Obligation to Effect the Merger.

         The respective obligation of each party to effect the Merger shall be subject to the satisfaction of each of the following conditions (any of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable law):

         (a) No Injunction or Proceeding. No order or injunction of a court of competent jurisdiction shall be in effect, no Law shall have been enacted by a governmental entity and no action, suit or proceeding shall have been instituted, which prohibits the consummation of the Merger or materially challenges the transactions contemplated hereby.

         (b) Consents. Other than filing the Articles of Merger, and except as would not be reasonably likely to have a Material Adverse Effect, all consents, approvals and authorizations of and filings with governmental entities required for the consummation of the transactions contemplated hereby, if any, shall have been obtained or effected or filed.

         (c) Purchase of Shares in Offer. The Company shall have purchased Shares pursuant to the Offer.


                                 ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

Section 7.01      Termination.

         This Agreement may be terminated and the Offer and Merger may be abandoned at any time prior to the Effective Time:

         (a) by the mutual written consent of the Boards of Directors of Bankers, Acquisition Subsidiary and the Company (upon recommendation of the Special Committee);

         (b) by either the Company (upon the recommendation of the Special Committee), on the one hand, or Bankers and Acquisition Subsidiary, on the other hand, if prior to the purchase of any Shares by the Company:

                (i) (x) the Offer (including all extensions) shall have expired without any Shares being purchased pursuant to the Offer or
         (y) the Company shall not have accepted for payment any Shares pursuant to the Offer by December 31, 2002, or, if the offer has been extended after December 31, 2002 because of an order or injunction issued by a governmental entity or a court of law, by January 31, 2003; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Company to purchase the Shares pursuant to the Offer on or before such date;

                (ii) any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties to this Agreement shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or

                (iii) if the Board of Directors of the Company or the Special Committee shall have taken any of the actions specified in Section
         (b)(iv) of Annex A;

         (c) by the Company (upon recommendation of the Special Committee) prior to the purchase of any shares by the Company, if Bankers or Acquisition Subsidiary shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement or the Loan Documents, and the breach cannot be or has not been cured within 10 days after the giving of written notice by the Company to Bankers or Acquisition Subsidiary, as applicable; or

(d)      by Bankers, if:

                (i) before the purchase of Shares pursuant to the Offer, (A) the Company shall have breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement, and the breach cannot be or has not been cured within 10 days after the giving of written notice to the Company, or (B) a change has occurred such that the conditions in Section (b)(ii) of Annex A could not be satisfied as of the expiration of the Offer (including extensions); or

                (ii) if the loan has been requested by BIG, the Company has not fully complied with its obligations under Section 5.08.

Section 7.02      Effect of Termination.

         If this Agreement is terminated as provided in Section 7.01, written notice of such termination shall be given by the terminating party or parties to the other party or parties specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall become null and void and there shall be no liability on the part of Bankers, Acquisition Subsidiary or the Company (except as set forth in this Section
7.02 which shall survive any termination of this Agreement); provided that nothing in this Agreement shall relieve any party from any liability or obligation with respect to any material breach of this Agreement.

Section 7.03      Amendment.

         The parties may amend this Agreement in writing; provided, however, that any amendment of this Agreement on behalf of the Company shall be subject to the approval of the Board of Directors of the Company which approval shall be given only if recommended by the Special Committee.


                                 ARTICLE VIII
                                 MISCELLANEOUS

Section 8.01      Nonsurvival of Representations and Warranties.

         None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. All such representations and warranties will be extinguished on consummation of the Merger and neither the Company, any Subsidiary nor any of its officers, directors or employees or shareholders shall be under any liability whatsoever with respect to any such representation or warranty after such time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.02      Expenses.

         Except as specifically contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

Section 8.03      Applicable Law.

         This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflicts of law that would require application of any other law.

Section 8.04      Notices.

         All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:

         (a) if sent by registered or certified mail in the United States, return receipt requested, upon receipt;

         (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after being sent;

         (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (a) or (b) above, when transmitted and receipt is confirmed by telephone; or

         (d) if otherwise actually personally delivered, when delivered.

         All notices and other communications under this Agreement shall be sent or delivered as follows:

         If to the Company, to:

         Insurance Management Solutions Group, Inc.
         360 Central Avenue
         St. Petersburg, Florida 33701

         with a copies to:

         Fowler White Boggs Banker P.A.
         501 E. Kennedy Boulevard, Suite 1700
         Tampa, Florida  33602
         Attention:   R. Alan Higbee, Esq.

         and:

         Foley & Lardner
         One IBM Plaza
         330 North Wabash Avenue
         Suite 3300
         Chicago, Illinois  60611
         Attention:   Todd B. Pfister, Esq.


         If to Bankers or Acquisition Subsidiary, to:

         360 Central Avenue
         St. Petersburg, Florida  33701
         Attention:   Robert M. Menke

         with a copy to:

         Skadden, Arps, Slate, Meagher & Flom LLP
         One Beacon Street, 31st Floor
         Boston, MA 02108-3194
         Telephone:   (617) 573-4800
         Facsimile:   (617) 573-4822
         Attention:   Margaret A. Brown, Esq.

         Each party may change its address by written notice in accordance with this Section.

Section 8.05      Entire Agreement.

         This Agreement (including the Loan Documents and the other documents and instruments referred to in this Agreement) contains the entire understanding of the parties with respect to the subject matter contained in this Agreement, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

Section 8.06      Assignment.

         Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the first sentence of this Section 8.06, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

Section 8.07      Headings.

         The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.08      Counterparts.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall be considered one and the same agreement

Section 8.09      No Third Party Beneficiaries.

         Except as provided in Section 5.04, nothing in this Agreement, express or implied, is intended to confer upon any person or entity not a party to this Agreement any rights or remedies under or by reason of this Agreement.

Section 8.10      Severability; Enforcement.

         Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.

Section 8.11      Certain Definitions.

         As used in this Agreement, the following terms shall have the meanings set forth in this section:

         "Affiliate" shall mean and include any corporation, partnership, association, trust or other Person who directly or indirectly controls or is controlled by, or is under common control with a referenced Person; provided, however, that the Company and its Subsidiaries shall not be deemed to be Affiliates of Bankers.

         "Executive Officers" means, with respect to the Company, David Howard, the President of the Company and Robert Gantley, the Chief Operating Officer of the Company.

         "Law" shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree, administrative or judicial decision, and any other executive or legislative proclamation.

         "Person" shall mean and include any individual, partnership, corporation, trust, unincorporated organization, association or a government or any department, agency or political subdivision thereof.

         "Material Adverse Effect" shall mean any adverse change in the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or any material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

         "Subsidiary" means any corporation, joint venture, partnership, limited liability company or other entity of which the Company, directly or indirectly, owns or controls capital stock (or other equity interests) representing more than fifty percent of the general voting power under ordinary circumstances of such entity.

Section 8.12      Interpretation.

         (a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

         (b) Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         (c) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

         (d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

         (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

         (f) A reference to any legislation or to any provision of any legislation shall include any amendment, modification or re-enactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto.

         (g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

                     (last page before the signature page)

         The parties have duly executed this Agreement and Plan of Merger as of the date first above written.

Bankers Insurance Group, Inc.

By: /s/ David Snyder
    _________________________________________________
Title: Vice President and Assistant Secretary


Bankers Insurance Company

By: /s/ David Meehan
    _________________________________________________
Title: President


Bankers Security Insurance Company

By: /s/ David Meehan
    ______________________________________________
Title: President


BANKERS MANAGEMENT CORPORATION

By: /s/ David Snyder
    ______________________________________________
Title: Vice President and Assistant Secretary


INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.

By: /s/ David Howard
    _______________________________________________
Title: President and CEO

                                    ANNEX A
                                    -------

         Certain Conditions of the Offer. Notwithstanding any other provisions of the Offer, the Company may not, and shall not be required to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Acquisition Subsidiary's obligations to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if:

         (a) the Minimum Condition has not been satisfied; or

         (b) at any time on or after the date of the Agreement and before any Shares are accepted for payment pursuant to the Offer, any of the following events shall occur:

             (i) there shall have been filed any suit, action or proceeding which:

                 (A) challenges the acquisition by the Company of any Shares pursuant to the Offer or seeks to restrain or prohibit the making or consummation of the Offer or the Merger;

                 (B) seeks to impose material limitations on the ability of the Company, or render the Company unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger;

                 (C) otherwise is reasonably likely to have a Material Adverse Effect (except if the Material Adverse Effect is caused by or related to Bankers or its Affiliates); or there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any governmental entity, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (A) and (B) of paragraph (i) above; or

             (ii) there shall have occurred:

                  (A) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the Nasdaq National Market System, for a period in excess of seventy-two consecutive trading hours; or

                  (B) a declaration of a banking moratorium or any suspension of payments in respect of banks generally in the United States (whether or not mandatory); or

                  (C) a commencement of a war, or other international or national calamity directly involving the United States;

                  (D) any limitation (whether or not mandatory) by any United States or foreign governmental authority on the extension of credit by banks or other financial institutions; or

                  (E) a change in general financial bank or capital market conditions which materially or adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans; or

             (iii) any Material Adverse Effect (except any Material Adverse Effect caused directly or indirectly by Bankers) or any event, change, effect, fact or circumstance that would reasonably be likely to result in a Material Adverse Effect (except any Material Adverse Effect caused directly or indirectly by Bankers); or

             (iv) the Company Board of Directors or the Special Committee shall have:

                  (A) withdrawn, modified or changed in a manner materially adverse to Bankers or Acquisition Subsidiary its approval of the Offer, this Agreement or the Merger;

                  (B) recommended the approval or acceptance of an acquisition proposal from, or similar business combination with, a person or entity other than Bankers, Acquisition Subsidiary or their Affiliates; or

                  (C) executed an agreement in principle or definitive agreement relating to an Acquisition Proposal from, or similar business combination with, a person or entity other than Bankers, Acquisition Subsidiary or their Affiliates; or

             (v) any of the representations and warranties of the Company set forth in Section 1.02 and Article III this Agreement shall not be true and correct in all material respects as of the date of this Agreement and as of the expiration date of the Offer (except to the extent that any such representation or representation speaks only as of a particular date); or

             (vi) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement; or

             (vii) all governmental consents necessary to the consummation of the Offer or the Merger, whether federal, state or local shall not have been obtained, other than consents the failure to obtain which would not have a Material Adverse Effect and other than consents to the Merger related directly or indirectly to Bankers or its Affiliates; or

             (viii) this Agreement shall have been terminated in accordance with its terms;

which in the judgment of Bankers, or the Company reasonably exercised, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with the acceptance for payment of or payment for Shares.

         Except for the Minimum Condition and the conditions in clause
(b)(ii)(A) - (E) of this Annex A, the foregoing conditions may only be waived by written agreement of Bankers and the Company, provided, however, that if David K. Meehan or Robert M. Menke have actual knowledge as of the date hereof that a representation or warranty of the Company is not true and correct as of the date of this Agreement or as of the expiration date of the Offer, then the agreement of Bankers shall not be required for the waiver of the breach of such representation or warranty by the Company. The conditions in clause
(b)(ii)(A) - (E) may be waived by the Company without the consent of Bankers. The Minimum Condition may only be waived by written agreement of Bankers, the Company and the Special Committee.

                                    ANNEX B
                                    -------

                                LOAN DOCUMENTS
                                --------------